EXHIBIT 12


      UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES

            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                For the Three Months
                                                   Ended March 31
Dollars in millions                                 1994      1993
- ----------------------------------------------------------------------

Earnings before cumulative effect of
   accounting changes                               $ 54      $141
Provision for income taxes                            51       109
                                                     ---       ---
Earnings subtotal                                    105       250

Fixed charges included in earnings:
Interest expense                                      74        81
Interest portion of rentals                           14        15
                                                     ---       ---
Subtotal                                              88        96

Earnings available before fixed charges             $193      $346
                                                    ====      ====

Fixed charges:
Fixed charges included in earnings                  $ 88      $ 96
Capitalized interest                                   9         7
                                                    ----      ----
Total fixed charges                                 $ 97      $103
                                                    ====      ====

Ratio of earnings to fixed charges                   2.0       3.4